UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 10, 2014
(Date of earliest event reported)

Yuma Energy, Inc.
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-32989	94-0787340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1177 West Loop South, Suite 1825
Houston, Texas 77027
(Address of principal executive offices) (Zip Code)

(713) 968-7000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On August 1, 2014, Pyramid Oil Company, a California corporation (“Pyramid” and, following consummation of the Merger, the “Company”), Pyramid Delaware Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Pyramid (“PDMS”), Pyramid Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Pyramid (“Merger Subsidiary”) and Yuma Energy, Inc., a Delaware corporation (“Yuma”), entered into an Amended and Restated Agreement and Plan of Merger and Reorganization (as amended, the “Merger Agreement”) providing for the merger of Merger Subsidiary with and into Yuma (the “Merger”) and the subsequent change of the Company’s name to “Yuma Energy, Inc.” The Merger was consummated on September 10, 2014. Please see Item 2.01 below for a discussion of the Merger. The Company also issued a press release regarding the Merger, which is attached as Exhibit 99.1 hereto.

The Company is filing this amendment to its Current Report on Form 8-K filed on September 16, 2014 (the “Prior 8-K”) to include (i) unaudited consolidated financial statements of Yuma as of and for the six month period ended June 30, 2014, (ii) management’s discussion and analysis of financial condition and results of operation of Yuma for the three and six month periods ended June 30, 2014, and (iii) pro forma financial statements giving effect to the Merger. Further, the Company has attached to this Current Report the audited financial statements of Yuma for the years ended December 31, 2013, 2012 and 2011.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The Merger was consummated on September 10, 2014, as a result of which Merger Subsidiary merged with and into Yuma and holders of Yuma securities were issued shares of common stock, no par value, of the Company (“Company Common Stock”). Upon the consummation of the Merger, the Company changed its name from “Pyramid Oil Company” to “Yuma Energy, Inc.” and Yuma changed its name to “The Yuma Companies, Inc.”

In accordance with the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), the Company issued an aggregate of approximately 66,336,701 shares of Company Common Stock to the former stockholders of Yuma and in the case of fractional shares, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Company Common Stock multiplied by (ii) the average closing price of one share of Company Common Stock for the five consecutive trading days ending on the trading day immediately prior to the effective time of the Merger, as reported on the NYSE MKT (collectively, the “Merger Consideration”).

Immediately following the consummation of the Merger, the Company had approximately 71,224,786 shares of Company Common Stock, issued and outstanding. Company Common Stock began trading on the NYSE MKT under the symbol “YUMA” on September 11, 2014.

The foregoing description of the Merger Agreement and the Merger is only a summary, does not purport to be complete, and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1A to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2014 and incorporated herein by reference.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF YUMA

The following discussion should be read in conjunction with the financial statements of Yuma and the notes thereto included elsewhere in this Current Report on Form 8-K. The following discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors – Risks Relating to Yuma’s Business” and “Cautionary Note Regarding Forward-Looking Statements” in Pyramid’s and Yuma’s definitive proxy statement/prospectus (the “Proxy Statement/Prospectus”), included in the Company’s registration statement on Form S-4, as amended (the “Form S-4”), which Form S-4 was declared effective by the SEC on August 8, 2014.

Overview

Yuma Energy, Inc. is a U.S.-based oil and gas company focused on the exploration for, and development of, conventional and unconventional oil and gas prospects. Yuma’s predecessor was established in 1983. Yuma has employed a 3-D seismic-based strategy to build a multi-year inventory of development and exploration prospects. Yuma’s current operations are focused on onshore central Louisiana, where Yuma is targeting the Austin Chalk, Tuscaloosa, Wilcox, Frio, Marg Tex and Hackberry formations. In addition, Yuma has a non-operated position in the Bakken Shale in North Dakota. Yuma’s core competencies in generating oil and gas prospects include: unconventional oil plays; onshore liquids-rich projects; and high impact deep onshore prospects located beneath known producing trends, identified through the use of 3-D seismic surveys.

For the three months ended June 30, 2014, production averaged 2,567 Boe/d compared to 1,074 Boe/d for the three months ended June 30, 2013. Production for the six months ended June 30, 2014 averaged 2,599 Boe/d compared to 975 Boe/d for the six months ended June 30, 2013.

Critical Accounting Policies

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties and that could potentially result in materially different results under different assumptions and conditions.

Sales and Other Operating Revenues

The net quantities of oil, gas and natural gas liquids produced and sold by Yuma for each of the three and six months ended June 30, 2014 and 2013, and the average sales price per unit sold are presented below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Production volumes:
Crude oil and condensate (Bbl)	60,603	47,451	123,490	85,461
Natural gas (Mcf)	860,515	258,985	1,716,404	469,993
Natural gas liquids (Bbl)	29,607	7,121	60,932	12,654
Barrel of oil equivalent (Boe)	233,629	97,736	470,490	176,447

Average prices realized:
Excluding commodity derivatives (both realized and unrealized)
Crude oil and condensate (per Bbl)	$103.20	$104.71	$102.28	$106.31
Natural gas (per Mcf)	$4.86	$4.01	$4.97	$3.90
Natural gas liquids (per Bbl)	$37.86	$42.12	$41.39	$43.43
Including commodity derivatives (realized only)
Crude oil and condensate (per Bbl)	$91.90	$105.31	$93.69	$106.74
Natural gas (per Mcf)	$4.47	$3.64	$4.97	$3.90
Natural gas liquids (per Bbl)	$37.86	$42.12	$41.39	$43.43

Yuma’s revenues for the three and six months ended June 30, 2014 and 2013 are summarized in the below table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Sales of natural gas and crude oil:
Crude oil and condensate	$6,254,072	$4,968,391	$12,631,160	$9,085,091
Natural gas	4,186,260	1,038,525	8,531,860	1,833,212
Natural gas liquids	1,120,936	299,925	2,522,182	549,513
Realized gain/(loss) on commodity derivatives	(1,020,979)	(66,199)	(1,994,173)	36,058
Unrealized gain/(loss) on commodity derivatives	(708,547)	1,938,452	(1,686,933)	1,262,839
Gas marketing sales	147,783	503,916	330,868	786,239

Other revenue	302,143	304,844	543,636	431,492
Total revenues	$10,281,668	$8,987,854	$20,878,600	$13,984,444

Sale of Crude Oil and Condensate

Crude oil and condensate are sold through month-to-month evergreen contracts. The price is tied to an index or a weighted monthly average of posted prices with certain adjustments for gravity, BS&W (Basic Sediment and Water) and transportation. Generally, the index or posting is based on WTI (West Texas Intermediate) and adjusted to LLS (Light Louisiana Sweet) or HLS (Heavy Louisiana Sweet). For the three months ended June 30, 2014 and 2013, LLS postings averaged $2.56 and $9.00 over WTI, respectively.  For the six months ended June 30, 2014 and 2013, LLS postings averaged $4.12 and $15.07 over WTI, respectively.

●
Yuma’s crude oil revenues increased by 26% in the three months ended June 30, 2014 compared to the three months ended June 30, 2013 as a result of new production on the Bertha #8-3 and continued production on the Broussard #1 and #2, Starns #38-1, Crosby #12-1 and the Thibodeaux #1 wells.  For the six months ended June 30, 2014, crude oil revenues increased 39% compared to the same period in 2013 as a result of the successful drilling of the Crosby #12-1 and the Bertha #8-3 wells, the DS&B 117 #1 and Starnes #38-1 workovers, and the continued production on the Broussard #1 and #2 wells, and the Thibodeaux #1 well.

Sale of Natural Gas and Natural Gas Liquids

Yuma’s natural gas is sold under multi-year contracts with pricing tied to either first of the month index or a monthly weighted average of purchaser prices received. Natural gas liquids are also sold under multi-year contracts usually tied to the related natural gas contract. Pricing is based on published prices for each product or a monthly weighted average of purchaser prices received.

●
Yuma’s natural gas revenues increased due to higher gas volumes of 601,530 Mcf, or 232%, for the three months ended June 30, 2014 compared to the same period of 2013. The increase in production volumes for the second quarter of 2014 compared to the second quarter 2013 was primarily due to increased production in the Broussard #1 and #2, and the Thibodeaux #1 well.  These volumetric benefits were enhanced by a 23% increase in natural gas prices realized for the three months ended June 30, 2014 compared to the same period in 2013.  For the six months ended June 30, 2014, natural gas revenues increased due to higher gas volumes of 1,246,411 Mcf, representing a 265.2% increase for the six months ended June 30, 2014 as compared to the same period in 2013.  The increase in production volumes for the period was primarily due to increased production from new wells.  Average realized gas prices increased 27.44% to $4.97 per Mcf for the six months ended June 30, 2014, from $3.90 per Mcf for the same period in 2013.

●
Increasing natural gas sales volumes contributed to increased natural gas liquids revenues, resulting in a 274% increase in NGL revenues for the three months ended June 30, 2014 over the same period in 2013, and a 359% increase in NGL revenues for the six month period ended June 30, 2014 over the same period in 2013.

Gas Marketing

Gas marketing sales are natural gas volumes purchased from certain Yuma operated wells and the aggregated volumes sold with a mark-up of $.03 per MMBtu. Texas Southeastern Gas Marketing Company (“Marketing”), a wholly-owned subsidiary of Yuma, purchases and sells natural gas on behalf of Yuma and its working interest partners.

Lease Operating Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Lease operating expenses	$3,264,643	$2,628,628	$6,923,148	$3,976,359

LOE per Boe	$13.97	$26.90	$14.71	$22.54

Lease operating expenses (“LOE”) include all costs incurred to operate wells and related facilities, both operated and non-operated. In addition to direct operating costs such as labor, repairs and maintenance, equipment rentals, materials and supplies, fuel and chemicals, LOE also includes severance taxes, product marketing and transportation fees, insurance, ad valorem taxes and operating agreement allocable overhead. LOE excludes costs classified as re-engineering and workovers. If severance and ad valorem taxes were not included in the above table, LOE would have been reduced by $1,126,319 and $646,405 during the three months ended June 30, 2014 and 2013, respectively, and operating costs per barrel of oil equivalent would have been reduced to $9.15 and $20.28 for the three months ended June 30, 2014 and 2013, respectively.  For the six months ended June 30, 2014 and 2013, if severance and ad valorem taxes were not included, LOE would have been reduced by $2,319,046 and $1,139,642 respectively, and operating cost per barrel of oil equivalent would have been reduced to $9.78 and $16.08, respectively.

●
LOE was $3,264,643 for the three months ended June 30, 2014 compared to $2,628,628 for the same period in 2013.  The $636,015 increase is primarily due to increased production from the Broussard #1 and #2, the Crosby 12 #1, and the Thibodeaux #1 wells.  LOE per barrel of oil equivalent decreased for the same period, from $26.90 in 2013 to $13.97 in 2014, a 48.1% reduction due to significantly increased production volumes. For the six months ended June 30, 2014, LOE increased by $2,946,789 from the same period in 2013.  LOE per barrel of oil equivalent decreased for the same period from $22.54 to $14.71, a 34.7% reduction primarily due to significantly increased production volumes.

Re-engineering and Workovers

Re-engineering and workover expenses include the costs to restore or enhance production in current producing zones as well as costs of significant non-recurring operations.

●
Workover expenses for the three months ended June 30, 2014 totaled $550,401.  For the same period in 2013, workover expenses were $1,217,282, of which $810,081 was for the workover of the USA 34 #1 well.  Workover costs for the six months ended June 30, 2014 totaled $551,911, while costs for the same period in 2013 totaled $1,268,239.

General and Administrative Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
General and administrative
Stock based compensation	$35,816	$40,028	$91,938	$40,028
Other	2,399,824	2,395,781	6,301,525	4,454,529
Capitalized	(617,664)	(688,651)	(1,377,502)	(1,495,608)

Net	$1,817,976	$1,747,158	$5,015,961	$2,998,949

General and administrative (“G&A”) expenses primarily consist of overhead expenses, employee remuneration and professional and consulting fees. The Company capitalizes certain G&A expenditures where they satisfy the criteria for capitalization under GAAP as relating to oil and gas exploration activities following the full cost method of accounting.

The net change in G&A cost for the three months ended June 30, 2014 compared to the same period in 2013 was $70,818, or 4% higher.  The increase for the three month period reflected $260,076 in professional costs associated with the merger with Pyramid, along with approximately $121,000 in increased costs over 2013 resulting from four (net) additional employees.  The second quarter of 2013 contained RSU, RSA and annual incentive awards of approximately $496,000.  For the six month period ended June 30, 2014, G&A cost was $2,017,012, or 67%, over the amount for the same period in 2013.  The increase for the six month period ended June 30, 2014 over the same period in 2013 is due to the write-off of approximately $1.3 million in expenses incurred to explore several alternatives to obtaining a public listing for Yuma’s stock, and approximately $585,000 in costs associated with the merger with Pyramid.

Depreciation, Depletion and Amortization (“DD&A”)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

DD&A	$6,012,525	$2,450,581	$11,738,608	$4,112,086

Production is up from the same 2013 periods by 139% quarter-to-date and 167% year-to-date.  Refer to “Sales and Other Operating Revenues” above for oil and gas production discussion.

Adjusted EBITDA
	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net Income	$(7,550,697)	$(24,989,851)	$(7,845,675)	$(22,882,022)
Add: Depreciation, depletion & amortization of property and equipment	6,012,525	2,450,581	11,738,608	4,112,086
Add: Interest expense, net of interest income and amounts capitalized	66,402	257,378	204,772	420,555
Add (deduct): Income tax expense (benefit)	(285,000)	(73,600)	(1,134,000)	41,200
EBITDA	(1,756,770)	(22,355,492)	2,963,705	(18,308,181)

Add: Costs to obtain a public listing	295,835	-	1,884,965	-
Add: Increase in value of preferred stock derivative liability	5,975,944	24,967,853	4,503,914	22,964,198
Add: Accretion of asset retirement obligation	145,945	213,037	288,089	277,281
Add: Bank mandated commodity derivative novation cost	-	175,000	-	175,000
Deduct: Amortization of benefit from commodity derivatives sold	(23,437)	(18,150)	(46,875)	(36,300)
Add (deduct): Net commodity derivatives mark-to-market loss (gain)	708,547	(1,938,452)	1,686,933	(1,262,839)
Adjusted EBITDA	$5,346,064	$1,043,796	$11,280,731	$3,809,159

“EBITDA” represents earnings before interest, taxes, depreciation, depletion and amortization, and is a non-GAAP financial measure. Because Yuma makes other adjustments to its EBITDA formula by considering the change in the preferred stock derivative liability, accretion of asset retirement obligations, and changes in commodity derivative values, management refers to this metric as Adjusted EBITDA and it is provided as an additional metric that is used by Yuma’s Board of Directors and management to measure operating performance and trends. Adjusted EBITDA for the three and six months ended June 30, 2014 increased from the same periods in 2013 by $4,302,267 (412%) and $7,471,572 (196%), respectively. The increase for 2014 was from increased oil and gas revenue, somewhat offset by increased LOE and G&A.

Interest Expense

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Interest expense	$332,363	$559,237	$708,683	$963,523
Interest capitalized	(264,507)	(299,748)	(501,408)	(538,811)
Net	$67,856	$259,489	$207,275	$424,712
Bank debt	$24,775,000	$24,925,000	$24,775,000	$24,925,000

At the beginning of the second quarter of 2013, debt was used to finance the acquisition of the Addison acreage, attributing to an increase in debt through the first quarter of 2014.  Also, interest for the three months ended June 30, 2013 was greater than the same period in 2014 because 2013 interest included $189,727 of debt cost write-off due to the exit of a lender from the Yuma loan syndicate. Year to date 2013 also included $123,925 debt cost write-off from the exit of another lender in the first quarter of 2013, for a six month total of $313,652.  Debt declined during the second quarter of 2014 due to increasing production.

Income Tax Expense

The following summarizes Yuma’s income tax expense (benefit) and effective tax rates:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Consolidated net income (loss) before income taxes	$(7,835,697)	$(25,063,451)	$(8,979,675)	$(22,840,822)
Income tax expense (benefit)	(285,000)	(73,600)	(1,134,000)	41,200
Effective tax rate	3.64%	0.29%	12.63%	(0.18)%

The differences between the U.S. federal statutory rate of 35% and Yuma’s effective tax rates are due primarily to the tax effects of the excess of book carrying value over the tax basis in the full cost pool and the net operating loss carryforwards for each period.

Liquidity and Capital Resources

Cash Flows

	Six Months Ended June 30,
	2014	2013

Cash flows provided by operating activities	$17,632,086	$8,005,015
Cash flows used for investing activities	(9,340,088)	(15,417,255)
Cash flows provided by (used for) financing activities	(6,254,582)	6,978,725
Net increase in cash	$2,037,416	$(433,515)

Cash Flows From Operating Activities

Cash flows from operations for the six month period ended June 30, 2014 increased 120.3% over the same period of 2013 primarily due to increased production in the La Posada field and new production at Crosby #12-1.  These increases were somewhat mitigated by higher lease operating expenses associated with increasing production at La Posada, new production at Crosby #12-1 and the acquisition of the Addison properties in the Austin Chalk.

Cash Flows From Investing Activities

	Six Months Ended June 30,
	2014	2013

Acquisition of acreage and new properties	$2,625,909	$10,358,667
Drilling and completion	7,827,840	4,335,683
Recompletions, capital workovers and plugging and abandoning (“P&A”)	(770,841)	1,018,364
Total oil and natural gas investing activities	9,682,908	15,712,714
Corporate office property and equipment purchases	60,414	42,277
Total cash used for capitalized expenditures on property and equipment	9,743,322	15,754,991
Proceeds from sale of property	(307,600)	(338,029)
(Decrease) increase in noncurrent receivable from affiliate	(95,634)	293
Cash flows used for investing activities	$9,340,088	$15,417,255

During the six months ended June 30, 2014, the Greater Masters Creek Field accounted for $8,370,260 of Yuma’s total oil and natural gas investing activities.  Of that, $987,956 was spent primarily on lease extensions and geological and geophysical activities.  The remaining $7,382,304 represents drilling costs.  A net credit of $671,553 for insurance recovery on the Grief Bros. #1 created a credit balance for recompletions, capital workovers and P&A for the period.

For the six months ended June 30, 2013, lease related costs of $8,535,010 were incurred on the Austin Chalk Project, a part of the Greater Masters Creek Field.  Other significant lease related costs for the first six months of 2013 were $574,133 for Livingston and $459,729 for Amazon, and $325,086 in other leases.  Costs incurred in the Bakken to drill and complete the Bunning 35-26 #1H and build the Jerry and Monson salt water disposal (“SWD”) facilities amounted to $648,476.  At La Posada, $1,019,009 was incurred to drill and complete the Broussard #1 side track and upgrade the production facilities.  Other drilling costs incurred were $1,202,150 for the SLLO #1 at Amazon and $1,422,130 for the Starns 38-1 and the Weyerhaeuser 57-1 SWD at Livingston.

Cash Flows From Financing Activities

Yuma’s cash flows, both in the short-term and the long-term, are impacted by highly volatile oil and natural gas prices.  Although Yuma mitigates this risk by hedging a significant portion of its future crude oil and natural gas production out two years (three to five years historically), a significant deterioration in commodity prices negatively impacts revenues, earnings, and cash flows, capital spending, and potentially our liquidity.  Sales volumes and costs also impact cash flows; however, these historically have not been as volatile or as impactful as commodity prices in the short-term.

Yuma expects to finance future acquisition, development and exploration activities through available working capital, cash flows from operating activities, advances from its credit facility, sale of non-strategic assets, and the possible issuance of additional equity/debt securities.  In addition, Yuma may slow or accelerate its development of existing reserves to more closely match its projected cash flows.

At June 30, 2014, Yuma had a $40.0 million conforming borrowing base, with a $4.5 million additional non-conforming borrowing base, providing a total borrowing base of $44.5 million, with available borrowing capacity of $19,725,000 in accordance with its credit facility. The borrowing base is reviewed and redetermined in March and October of each year and was increased to the current level on April 22, 2014.

	Six Months Ended	Twelve Months Ended
	June 30, 2014	December 31, 2013
Credit Facility:
Balances outstanding, beginning of year	$31,215,000	$17,875,000
Activity	(6,440,000)	13,340,000
Balances outstanding, end of period	$24,775,000	$31,215,000

Other than the credit facility, Yuma had debt of $507,654 and $178,027 at June 30, 2014 and December 31, 2013, respectively, from an installment loan financing oil and gas property insurance premiums.

Debt in 2014 has been favorably impacted by increased revenues and trended lower during the six month period ended June 30, 2014.

Hedging Activities

Current Commodity Derivative Contracts

Yuma seeks to reduce its sensitivity to oil and gas price volatility and secure favorable debt financing terms by entering into commodity derivative transactions which may include fixed price swaps, price collars, puts, calls and other derivatives. Yuma believes its hedging strategy should result in greater predictability of internally generated funds, which in turn can be dedicated to capital development projects and corporate obligations.

Fair Market Value of Commodity Derivatives

	June 30, 2014		December 31, 2013
	Oil	Gas	Oil	Gas

Assets
Noncurrent	$233,626	$-	$818,637	$-

Liabilities
Current	(1,098,799)	(664,673)	(423,217)	(253,915)
Noncurrent	-	(183,106)	-	(218,649)

Assets and liabilities are netted within each commodity on the balance sheet as all contracts are with the same counterparty. For the balances without netting, refer to Note C – “Commodity Derivative Instruments” in the Unaudited Condensed Notes to the Consolidated Financial Statements of Yuma for the period ended June 30, 2014.

The fair market value of Yuma’s commodity derivative contracts in place at June 30, 2014 and December 31, 2013 were net liabilities of $1,712,952 and $77,144, respectively.

Yuma expects to reclassify losses on commodity derivatives of $16,826 net after taxes into earnings from accumulated other comprehensive income during the twelve months ending June 30, 2015; however, actual cash settlement gains and losses recognized may differ materially.

Please see Note C – “Commodity Derivative Instruments” in the Unaudited Condensed Notes to the Consolidated Financial Statements of Yuma for the period ended June 30, 2014, for additional information on Yuma’s commodity derivatives.

Hedging commodity prices for a portion of Yuma’s production is a fundamental part of Yuma’s corporate financial management. Yuma does not engage in speculative commodity trading activities and does not hedge all available or anticipated quantities of its production. In implementing its hedging strategy Yuma seeks to:

●	effectively manage cash flow to minimize price volatility and generate internal funds available for operations, capital development projects and additional acquisitions; and

●	ensure its ability to support its exploration activities as well as administrative and debt service obligations.

Estimating the fair value of derivative instruments requires complex calculations, including the use of a discounted cash flow technique, estimates of risk and volatility, and subjective judgment in selecting an appropriate discount rate. In addition, the calculations use future market commodity prices which, although posted for trading purposes, are merely the market consensus of forecasted price trends. The results of the fair value calculation cannot be expected to represent exactly the fair value of Yuma’s commodity derivatives. Yuma currently obtains fair value positions from its counterparties and compares that value to the calculated value provided by its outside commodity derivative consultant. Yuma believes that the practice of comparing the consultant’s value to that of Yuma’s counterparties, who are more specialized and knowledgeable in preparing these complex calculations, reduces its risk of error and approximates the fair value of the contracts, as the fair value obtained from Yuma’s counterparties would be the cost to Yuma to terminate a contract at that point in time.

Commitments and Contingencies

Yuma had the following contractual obligations and commitments as of June 30, 2014:

		Liability for
		Commodity	Operating	Asset Retirement
	Debt (1)	Derivatives (2)	Leases	Obligations

2014	$-	$1,405,719	$268,066	$-
2015	-	437,148	542,655	1,169,566
2016	-	(129,915)	550,989	977,054
2017	24,775,000	-	536,227	307,657
2018	-	-	2,197	717,923
Thereafter	-	-	-	7,818,230
Totals	$24,775,000	$1,712,952	$1,900,134	$10,990,430

(1)
This table does not include future commitment fees, interest expense or other fees because the credit agreement is a floating rate instrument, and Yuma cannot determine with accuracy the timing of future loans, advances, repayments or future interest rates to be charged.

(2)
Represents the estimated future payments under Yuma’s oil and natural gas derivative contracts based on the future market prices as of June 30, 2014. These amounts will change as oil and natural gas commodity prices change.

Off Balance Sheet Arrangements

Yuma has no off balance sheet arrangements, special purpose entities, financing partnerships or guarantees (other than Yuma’s guarantee of its wholly-owned subsidiary’s credit facility).

Quantitative and Qualitative Disclosures About Market Risk of Yuma

Commodities. Yuma is exposed to market risk from changes in commodity prices. In the normal course of business, Yuma enters into derivative transactions, including commodity price collars, swaps and floors to mitigate its exposure to commodity price movements. Yuma does not participate in these transactions for trading or speculative purposes. While the use of these arrangements may limit the benefit to Yuma of increases in the prices of oil and natural gas, it also limits the downside risk of adverse price movements.

Interest rates. Yuma is exposed to financial risk from changes in future interest rates to the extent that it incurs future indebtedness. As of June 30, 2014, Yuma had outstanding indebtedness under its credit facility of $24,775,000, which matures in May 2017. The credit facility provides for a variable interest rate. In the event interest rates rise significantly, and Yuma incurs future indebtedness without mitigating or fixing future interest rates, Yuma’s interest expense will increase in accordance with any future borrowings and at rates in effect at the time of those borrowings.

Cautionary Statement Regarding Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These include statements regarding the effects of the Merger, estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties and are typically identified by words or phrases such as “may,” “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” and other words and terms of similar meaning. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to stockholders, future economic and industry conditions, the Merger (including its benefits, results, and effects), are forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company’s control, which could cause actual benefits, results, effects and timing to differ materially from the results predicted or implied by the statements.

These risks and uncertainties include, but are not limited to: potential adverse reactions or changes to business relationships resulting from the consummation of the Merger; competitive responses to the Merger; costs and difficulties related to the integration of Yuma’s business and operations with Pyramid’s business and operations; the inability to or delay in obtaining cost savings and synergies from the Merger; unexpected costs, charges or expenses resulting from the Merger; the inability to retain key personnel; uncertainty of the expected financial performance of Yuma or Pyramid following consummation of the Merger; and any changes in general economic and/or industry specific conditions.

The Company cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company’s most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings, which are available at the SEC’s website, http://www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof. All subsequent written and oral forward-looking statements concerning the Company, the Merger or other matters and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Item 9.01. Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

The unaudited consolidated financial statements of Yuma as of and for the period ended June 30, 2014 are incorporated herein by reference to Exhibit 99.2 to this Amendment No. 1 to the Current Report on Form 8-K. The audited consolidated financial statements of Yuma for the years ended December 31, 2013, 2012 and 2011 are incorporated herein by reference to Exhibit 99.4 to this Amendment No. 1 to the Current Report on Form 8-K.

(b)           Pro Forma Financial Information.

The unaudited Pro forma condensed combined balance sheet of Yuma as of June 30, 2014, and unaudited pro forma condensed combined statements of operations of Yuma for the year ended December 31, 2013 and the six months ended June 30, 2014, giving effect to the merger of a wholly owned subsidiary of Pyramid with and into Yuma are incorporated herein by reference to Exhibit 99.3 to this Amendment No. 1 to the Current Report on Form 8-K.

(d)           Exhibits.

The following exhibits are filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.2	Unaudited consolidated financial statements of Yuma Energy, Inc. as of and for the period ended June 30, 2014.

99.3
Unaudited Pro forma condensed combined balance sheet of Yuma Energy, Inc. as of June 30, 2014, and unaudited pro forma condensed combined statements of operations of Yuma Energy, Inc. for the year ended December 31, 2013 and the six months ended June 30, 2014, giving effect to the merger of a wholly owned subsidiary of Pyramid Oil Company with and into Yuma Energy, Inc.

99.4	Audited consolidated financial statements of Yuma Energy, Inc. as of and for the years ended December 31, 2013, 2012 and 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUMA ENERGY, INC.

	By:	/s/ Sam L. Banks
	Name:	Sam L. Banks
Date: September 22, 2014	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.2	Unaudited consolidated financial statements of Yuma Energy, Inc. as of and for the period ended June 30, 2014.

99.3
Unaudited Pro forma condensed combined balance sheet of Yuma Energy, Inc. as of June 30, 2014, and unaudited pro forma condensed combined statements of operations of Yuma Energy, Inc. for the year ended December 31, 2013 and the six months ended June 30, 2014, giving effect to the merger of a wholly owned subsidiary of Pyramid Oil Company with and into Yuma Energy, Inc.

99.4	Audited consolidated financial statements of Yuma Energy, Inc. as of and for the years ended December 31, 2013, 2012 and 2011.